CUSIP No.	Not Applicable	Page 10 of 10 Pages
AGREEMENT OF JOINT FILING
     The parties listed below agree that the Amendment No. 32 to Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of them shall be deemed an original, but all of which together shall constitute one and the same instrument.
Dated: September 18, 2008

AIMCO PROPERTIES, L.P.

By:	AIMCO-GP, INC.
(General Partner)

AIMCO-GP, INC.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

AIMCO IPLP, L.P.

By:	AIMCO/IPT, Inc.
(General Partner)

AIMCO/IPT, INC.

IPLP ACQUISITIONS I, LLC

By:	/s/ Martha L. Long

Martha L. Long
Senior Vice President
of each of the foregoing entities